Exhibit 10.1

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of March 14, 2016, is entered into by and between NOTIS GLOBAL, INC., a Nevada corporation (“Company”), and CHICAGO VENTURE PARTNERS, L.P., a Utah limited partnership, its successors and/or assigns (“Investor”).

A. Company and Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the rules and regulations promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”).

B. Investor desires to purchase and Company desires to issue and sell, upon the terms and conditions set forth in this Agreement, (i) a Promissory Note, in the form attached hereto as Exhibit A, in the original principal amount of $140,000.00 (“Note #1”), and, upon satisfaction of certain conditions set forth herein, (ii) a second Promissory Note, in substantially the form attached hereto as Exhibit B, in the original principal amount of $137,500.00 (“Note #2,” and together with Note #1, the “Notes”).

C. This Agreement, the Notes, and all other certificates, documents, agreements, resolutions and instruments delivered to any party under or in connection with this Agreement, as the same may be amended from time to time, are collectively referred to herein as the “Transaction Documents”.

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Company and Investor hereby agree as follows:

1. Purchase and Sale of Notes.

1.1. Purchase of Notes.

(a) On the Note #1 Closing Date (as defined below), Company shall issue and sell to Investor and Investor agrees to purchase from Company, Note #1. In consideration of Note #1, Investor shall pay the Note #1 Purchase Price (as defined below) to Company.

(b) Upon satisfaction of the Mandatory Note #2 Payment Conditions (as defined below), on the Note #2 Closing Date (as defined below), Company shall issue and sell to Investor and Investor agrees to purchase from Company Note #2. In consideration of Note #2, Investor shall pay the Note #2 Purchase Price (as defined below) to Company. For purposes hereof, the term “Mandatory Note #2 Payment Conditions” means that each of the following conditions has been satisfied on or before the date that is ninety (90) days from the Note #1 Closing Date (as defined below): (i) the Share Reserve (as defined in Note #1) for Note #1 shall have been established; (ii) no Event of Default (as defined in Note #1) shall have occurred under Note #1 during the period beginning on the Note #1 Closing Date and ending on the date the Share Reserve for Note #1 is established (the “Share Reserve Date”); (iii) the median daily dollar volume of the Common Stock on its principal market for the nineteen (19) Trading Days (as defined in Note #1) immediately preceding the Share Reserve Date is greater than $75,000.00 per Trading Day; and (iv) Borrower has notified Investor in writing that it has elected to require that Investor pay the Note #2 Purchase Price. For the avoidance of doubt, if the Mandatory Note #2 Payment Conditions have not been satisfied as of the date that is ninety (90) days from the Note #1 Closing Date, then Investor shall not be obligated to pay the Note #2 Purchase Price and Note #2 shall not be considered a valid, binding, or enforceable obligation of Company, and, thereafter, the Note #2 shall only be issued and the Note #2 Purchase Price will only be payable upon the mutual written agreement of Company and Investor.

1.2. Form of Payment. On the Note #1 Closing Date, Investor shall pay the Note #1 Purchase Price to Company via wire transfer of immediately available funds against delivery of Note #1. On the Note #2 Closing date (if applicable, based on the requirements set forth in Section 1.1(b)), Investor shall pay the Note #2 Purchase Price to Company via wire transfer of immediately available funds.

1.3. Closings.

(a) Subject to the satisfaction (or written waiver) of the conditions set forth in Section 3 and Section 4 below, the date of the issuance and sale of Note #1 pursuant to this Agreement (the “Note #1 Closing Date”) shall be March 14, 2016, or such other mutually agreed upon date. The closing of the transactions contemplated by this Agreement with respect to Note #1 (the “Note #1 Closing”) shall occur on the Note #1 Closing Date by means of the exchange by email of .pdf documents, but shall be deemed to have occurred at the offices of Hansen Black Anderson Ashcraft PLLC in Lehi, Utah.

(b) Subject to the satisfaction (or written waiver) of the conditions set forth in Section 3 and Section 4 below and the timely satisfaction of each of the Mandatory Note #2 Payment Conditions, the date of the issuance and sale of Note #2 pursuant to this Agreement (the “Note #2 Closing Date”, and together with the Note #1 Closing Date, the “Closing Dates”) shall be the date the Mandatory Note #2 Payment Conditions are satisfied, or such other mutually agreed upon date. The closing of the transactions contemplated by this Agreement with respect to Note #2 (the “Note #2 Closing”, and together with the Note #1 Closing, the “Closings”) shall occur on the Note #2 Closing Date by means of the exchange by email of .pdf documents, but shall be deemed to have occurred at the offices of Hansen Black Anderson Ashcraft PLLC in Lehi, Utah.

1.4. Collateral for the Notes. The Notes shall not be secured.

1.5. Original Issue Discount; Transaction Expense Amount.

(a) Note #1 carries an original issue discount of $12,500.00 (the “Note #1 OID”). In addition, Company agrees to pay $5,000.00 to Investor to cover Investor’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of the Notes, $2,500.00 of which amount has previously been paid to Investor and $2,500.00 of which amount (the “Carried Transaction Expense Amount”) is included in the initial principal balance of Note #1. The “Note #1 Purchase Price”, therefore, shall be $125,000.00, computed as follows: $140,000.00 initial principal balance, less the Note #1 OID, less the Carried Transaction Expense Amount.

(b) Note #2 also carries an original issue discount of $12,500.00 (the “Note #2 OID”). The “Note #2 Purchase Price”, therefore, shall be $125,000.00, computed as follows: $137,500.00 initial principal balance, less the Note #2 OID.

2. Investor’s Representations and Warranties. Investor hereby represents and warrants to the Company that the following are true and correct as of the date hereof, and as of each Closing Date:

2.1. Organization and Authorization. The Investor is duly organized, validly existing and in good standing under the laws of the State of Utah and has all requisite power and authority to purchase and hold the Notes. The decision to invest and the execution and delivery of this Agreement by such Investor, the performance by such Investor of its obligations hereunder and the consummation by such Investor of the transactions contemplated hereby have been duly authorized and requires no other proceedings on the part of the Investor. The undersigned has the right, power and authority to execute and deliver this Agreement and all other instruments on behalf of the Investor. This Agreement has been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms.

2.2. Evaluation of Risks. The Investor has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Company and of protecting its interests in connection with this transaction. It recognizes that its investment in the Company involves a high degree of risk.

2.3. Investment Purpose. The Notes are and will be purchased by the Investor for its own account, and for investment purposes. The Investor agrees not to assign or in any way transfer the Investor’s rights to the Note or any interest therein except in accordance with applicable Federal and state securities laws and acknowledges that the Company will not recognize any purported assignment or transfer of the Note except in accordance with applicable Federal and state securities laws. No other person has or will have a direct or indirect beneficial interest in the Note. The Investor agrees not to sell, hypothecate or otherwise transfer the Note unless the Note is registered under Federal and applicable state securities laws or unless, in the opinion of counsel satisfactory to the Company, an exemption from such laws is available.

2.4. Accredited Investor. The Investor is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D of the Securities Act of 1933 (the “Securities Act”).

2.5. Information. The Investor and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information it deemed material to making an informed investment decision. The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company and its management. The Investor understands that its investment involves a high degree of risk. The Investor has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to this transaction.

2.6. No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Note offered hereby.

2.7. Not an Affiliate. The Investor is not an officer, director or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or any “Affiliate” of the Company (as that term is defined in Rule 405 of the Securities Act).

3. Conditions to Company’s Obligation to Sell. The obligation of Company hereunder to issue and sell the Notes to Investor at the Closings is subject to the satisfaction, on or before the applicable Closing Date, of each of the following conditions:

3.1. Investor shall have executed this Agreement and delivered the same to Company.

3.2. With respect to the Note #1 Closing, Investor shall have delivered the Note #1 Purchase Price to Company in accordance with Section 1.2 above.

3.3. With respect to the Note #2 Closing, if any, Investor shall have delivered the Note #2 Purchase Price to Company in accordance with Section 1.2 above.

4. Conditions to Investor’s Obligation to Purchase. The obligation of Investor hereunder to purchase the Notes at the Closings is subject to the satisfaction, on or before the applicable Closing Date,

of each of the following conditions, provided that these conditions are for Investor’s sole benefit and may be waived by Investor at any time in its sole discretion:

4.1. With respect to the Note #1 Closing, the Company shall have executed this Agreement and delivered the same to Investor.

4.2. With respect to each Closing, the Company shall have executed and delivered the applicable Note to Investor.

4.3. With respect to the Note #1 Closing, Company shall have delivered to Investor a fully Executed Letter of Instructions to Transfer Agent (“TA Letter #1”) substantially in the form attached hereto as Exhibit C acknowledged and agreed to in writing by Company’s transfer agent (the “Transfer Agent”).

4.4. With respect to the Note #2 Closing, if any, Company shall have delivered to Investor a fully executed Irrevocable Letter of Instructions to Transfer Agent (“TA Letter 2”) substantially in the form attached hereto as Exhibit D acknowledged and agreed to in writing by the Transfer Agent.

4.5. With respect to each Closing, the Company shall have delivered to Investor a fully executed Secretary’s Certificate substantially in the form attached hereto as Exhibits E and F, respectively, evidencing Company’s approval of the Transaction Documents.

4.6. With respect to each Closing, the Company shall have delivered to Investor a fully executed Share Issuance Resolution substantially in the form attached hereto as Exhibits G and H, respectively, to be delivered to the Transfer Agent.

4.7. With respect to each Closing, Company shall have delivered to Investor fully executed copies of all other Transaction Documents required to be executed by Company herein or therein.

5. Miscellaneous. The provisions set forth in this Section 5 shall apply to this Agreement, as well as all other Transaction Documents as if these terms were fully set forth therein; provided, however, that in the event there is a conflict between any provision set forth in this Section 5 and any provision in any other Transaction Document, the provision in such other Transaction Document shall govern.

5.1. Certain Capitalized Terms. To the extent any capitalized term used in any Transaction Document is defined in any other Transaction Document (as noted therein), such capitalized term shall remain applicable in the Transaction Document in which it is so used even if the other Transaction Document (wherein such term is defined) has been released, satisfied, or is otherwise cancelled.

5.2. Arbitration of Claims. The parties shall submit all Claims (as defined in Exhibit I) arising under this Agreement or any other Transaction Document or any other agreement between the parties and their affiliates to binding arbitration pursuant to the arbitration provisions set forth in Exhibit I attached hereto (the “Arbitration Provisions”). The parties hereby acknowledge and agree that the Arbitration Provisions are unconditionally binding on the parties hereto and are severable from all other provisions of this Agreement. By executing this Agreement, Company represents, warrants and covenants that Company has reviewed the Arbitration Provisions carefully, consulted with legal counsel about such provisions (or waived its right to do so), understands that the Arbitration Provisions are intended to allow for the expeditious and efficient resolution of any dispute hereunder, agrees to the terms and limitations set forth in the Arbitration Provisions, and that Company will not take a position contrary to the foregoing representations. Company acknowledges and agrees that Investor may rely upon the foregoing representations and covenants of Company regarding the Arbitration Provisions.

5.3. Governing Law; Venue. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. Each party consents to and expressly agrees that exclusive venue for arbitration of any dispute arising out of or relating to any Transaction Document or the relationship of the parties or their affiliates shall be in Salt Lake County or Utah County, Utah. Without modifying the parties obligations to resolve disputes hereunder pursuant to the Arbitration Provisions, for any litigation arising in connection with any of the Transaction Documents (and notwithstanding the terms (specifically including any governing law and venue terms) of any transfer agent services agreement or other agreement between the Transfer Agent and Company, such litigation specifically includes, without limitation any action between or involving Company and the Transfer Agent under TA Letter #1 and/or TA Letter #2 or otherwise related to Investor in any way (specifically including, without limitation, any action where Company seeks to obtain an injunction, temporary restraining order, or otherwise prohibit the Transfer Agent from issuing shares of Common Stock to Investor for any reason)), each party hereto hereby (i) consents to and expressly submits to the exclusive personal jurisdiction of any state or federal court sitting in Salt Lake County, Utah, (ii) expressly submits to the exclusive venue of any such court for the purposes hereof, (iii) agrees to not bring any such action (specifically including, without limitation, any action where Company seeks to obtain an injunction, temporary restraining order, or otherwise prohibit the Transfer Agent from issuing shares of Common Stock to Investor for any reason) outside of any state or federal court sitting in Salt Lake County, Utah, and (iv) waives any claim of improper venue and any claim or objection that such courts are an inconvenient forum or any other claim or objection to the bringing of any such proceeding in such jurisdiction or to any claim that such venue of the suit, action or proceeding is improper. Finally, Company covenants and agrees to name Investor as a party in interest in, and provide written notice to Investor in accordance with Section 5.12 below prior to bringing or filing, any action (including without limitation any filing or action against any person or entity that is not a party to this Agreement, including without limitation the Transfer Agent) that is related in any way to the Transaction Documents or any transaction contemplated herein or therein, including without limitation any action brought by Company to enjoin or prevent the issuance of any shares of Common Stock to Investor by the Transfer Agent, and further agrees to name Investor as a party to any such action. Company acknowledges that the governing law and venue provisions set forth in this Section 5.3 are material terms to induce Investor to enter into the Transaction Documents and that but for Company’s agreements set forth in this Section 5.3 Investor would not have entered into the Transaction Documents.

5.4. Specific Performance. Company acknowledges and agrees that irreparable damage would occur to Investor in the event that Company fails to perform any provision of this Agreement or any of the other Transaction Documents in accordance with its specific terms. It is accordingly agreed that Investor shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or such other Transaction Document and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any Investor may be entitled under the Transaction Documents, at law or in equity. For the avoidance of doubt, in the event Investor seeks to obtain an injunction against Company or specific performance of any provision of any Transaction Document, such action shall not be a waiver of any right of Investor under any Transaction Document, at law, or in equity, including without limitation its rights to arbitrate any Claim pursuant to the terms of the Transaction Documents.

5.5. Calculation Disputes. Notwithstanding the Arbitration Provisions, in the case of a dispute as to any determination or arithmetic calculation under the Transaction Documents, including without limitation, calculating the Outstanding Balance (as defined in the Notes), Conversion Price (as defined in the Notes), Conversion Shares (as defined in the Notes), or VWAP (as defined in the Notes) (each, a “Calculation”), Company or Investor (as the case may be) shall submit any disputed Calculation via email or facsimile with confirmation of receipt (i) within two (2) Trading Days after receipt of the applicable notice giving rise to such dispute to Company or Investor (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after Company or Investor (as the case may be) learned of the circumstances giving rise to such dispute. If Investor and Company are unable to agree upon such Calculation within two (2) Trading Days of such disputed Calculation being submitted to Company or Investor (as the case may be), then Investor shall, within two (2) Trading Days, submit via email or facsimile the disputed Calculation to Unkar Systems Inc. (“Unkar Systems”). Company shall cause Unkar Systems to perform the Calculation and notify Company and Investor of the results no later than ten (10) Trading Days from the time it receives such disputed Calculation. Unkar Systems’ determination of the disputed Calculation shall be binding upon all parties absent demonstrable error. Unkar Systems’ fee for performing such Calculation shall be paid by the incorrect party, or if both parties are incorrect, by the party whose Calculation is furthest from the correct Calculation as determined by Unkar Systems. In the event Company is the losing party, no extension of the Delivery Date (as defined in the Notes) shall be granted and Company shall incur all effects for failing to deliver the applicable shares in a timely manner as set forth in the Transaction Documents. Notwithstanding the foregoing, Investor may, in its sole discretion, designate an independent, reputable investment bank or accounting firm other than Unkar Systems to resolve any such dispute and in such event, all references to “Unkar Systems” herein will be replaced with references to such independent, reputable investment bank or accounting firm so designated by Investor.

5.6. Counterparts. Each Transaction Document may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. The parties hereto confirm that any electronic copy of another party’s executed counterpart of a Transaction Document (or such party’s signature page thereof) will be deemed to be an executed original thereof.

5.7. Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

5.8. Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

5.9. Entire Agreement. This Agreement, together with the other Transaction Documents, contains the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Company nor Investor makes any representation, warranty, covenant or undertaking with respect to such matters. For the avoidance of doubt, all prior term sheets or other documents between Company and Investor, or any affiliate thereof, related to the transactions contemplated by the Transaction Documents (collectively, “Prior Documents”), that may have been entered into between Company and Investor, or any affiliate thereof, are hereby null and void and deemed to be replaced in their entirety by the Transaction Documents. To the extent there is a conflict between any term set forth in any Prior Document and the term(s) of the Transaction Documents, the Transaction Documents shall govern.

5.10. No Reliance. Company acknowledges and agrees that neither Investor nor any of its officers, directors, members, managers, representatives or agents has made any representations or warranties to Company or any of its officers, directors, representatives, agents or employees except as expressly set forth in the Transaction Documents and, in making its decision to enter into the transactions contemplated by the Transaction Documents, Company is not relying on any representation, warranty, covenant or promise of Investor or its officers, directors, members, managers, agents or representatives other than as set forth in the Transaction Documents.

5.11. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Agreement.

5.12. Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of: (i) the date delivered, if delivered by personal delivery as against written receipt therefor or by email to an executive officer, or by facsimile (with successful transmission confirmation), (ii) the earlier of the date delivered or the third Trading Day after deposit, postage prepaid, in the United States Postal Service by certified mail, or (iii) the earlier of the date delivered or the third Trading Day after mailing by express courier, with delivery costs and fees prepaid, in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by five (5) calendar days’ advance written notice similarly given to each of the other parties hereto):

If to Company:

Notis Global, Inc.

Attn: Jeffrey Goh

600 Wilshire Blvd., Suite 1500

Los Angeles, California 90017

If to Investor:

5.13. Successors and Assigns. This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by Investor hereunder may be assigned by Investor to a third party, including its financing sources, in whole or in part, without the need to obtain Company’s consent thereto. Company may not assign its rights or obligations under this Agreement or delegate its duties hereunder without the prior written consent of Investor.

5.14. Survival. The representations and warranties of each party hereto and the agreements and covenants set forth in this Agreement shall survive the Closing hereunder. Each party agrees to indemnify and hold harmless the other and all its officers, directors, employees, attorneys, and agents for loss or damage arising as a result of or related to any breach or alleged breach by the other party of any of its representations, warranties and covenants set forth in this Agreement or any of its covenants and obligations under this Agreement, including advancement of expenses as they are incurred.

5.15. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

5.16. Investor’s Rights and Remedies Cumulative; Liquidated Damages. All rights, remedies, and powers conferred in this Agreement and the Transaction Documents are cumulative and not exclusive of any other rights or remedies, and shall be in addition to every other right, power, and remedy that Investor may have, whether specifically granted in this Agreement or any other Transaction Document, or existing at law, in equity, or by statute, and any and all such rights and remedies may be exercised from time to time and as often and in such order as Investor may deem expedient. The parties acknowledge and agree that upon Company’s failure to comply with the provisions of the Transaction Documents, Investor’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates and future share prices, Investor’s increased risk, and the uncertainty of the availability of a suitable substitute investment opportunity for Investor, among other reasons. Accordingly, any fees, charges, and default interest due under the Notes and the other Transaction Documents are intended by the parties to be, and shall be deemed, liquidated damages (under Company’s and Investor’s expectations that any such liquidated damages will tack back to the Closing Date for purposes of determining the holding period under Rule 144 (as defined in the Notes) under the 1933 Act). The parties agree that such liquidated damages are a reasonable estimate of Investor’s actual damages and not a penalty, and shall not be deemed in any way to limit any other right or remedy Investor may have hereunder, at law or in equity. The parties acknowledge and agree that under the circumstances existing at the time this Agreement is entered into, such liquidated damages are fair and reasonable and are not penalties. All fees, charges, and default interest provided for in the Transaction Documents are agreed to by the parties to be based upon the obligations and the risks assumed by the parties as of the Closing Date and are consistent with investments of this type. The liquidated damages provisions of the Transaction Documents shall not limit or preclude a party from pursuing any other remedy available at law or in equity; provided, however, that the liquidated damages provided for in the Transaction Documents are intended to be in lieu of actual damages.

5.17. Waiver. No waiver of any provision of this Agreement shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

5.18. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING SUCH PARTY’S RIGHT TO DEMAND TRIAL BY JURY.

5.19. Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of this Agreement and the other Transaction Documents.

5.20. Voluntary Agreement. Each party has carefully read this Agreement and each of the other Transaction Documents and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and each of the other Transaction Documents and fully understand them. Each party has had the opportunity to seek the advice of an attorney of such party’s choosing, or has waived the right to do so, and is executing this Agreement and each of the other Transaction Documents voluntarily and without any duress or undue influence by Investor or anyone else.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned Investor and Company have caused this Agreement to be duly executed as of the date first above written.

SUBSCRIPTION AMOUNTS:

Principal Amount of Note #1:	$140,000.00

Note #1 Purchase Price:	$125,000.00

Principal Amount of Note #2:	$137,500.00

Note #2 Purchase Price:	$125,000.00

INVESTOR:

CHICAGO VENTURE PARTNERS, L.P.

By:	Chicago Venture Management, L.L.C.,
its General Partner

	By:	CVM, Inc., its Manager

		By:	/s/ John M. Fife
John M. Fife, President

COMPANY:

NOTIS GLOBAL, INC.

By:	/s/ C. Douglas Mitchell

Printed Name:	C. Douglas Mitchell

Title:	Chief Financial Officer

[Signature Page to Securities Purchase Agreement]